UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 11, 2014

AEI INCOME & GROWTH FUND 24 LLC
 (Exact name of registrant as specified in its charter)

State of Delaware	000-49653	41-1990952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 11, 2014, the Company purchased a Fresenius Medical Center in Grove City, Ohio for $2,375,000 from FMC Leasing LLC, an unrelated third party.  The property is leased to Fresenius Medical Care VRO, LLC under a Lease Agreement with a remaining primary term of 10.4 years.  The Lease may be renewed by the tenant for up to three consecutive terms of five years each.  The Lease requires an initial annual rent of $169,448, which will increase every three years by approximately 6.8%.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.  The only exception is the Company is responsible for HVAC replacement and for any major repair that exceeds $1,500.

The Company purchased the property with cash received from the sale of property.  The store was constructed in 2013 and is an 8,036 square foot building situated on approximately 1.1 acres of land.  The freestanding medical center is located at 3149 Farm Bank Way, Grove City, Ohio.

Fresenius Medical Care VRO, LLC is a wholly owned subsidiary of Fresenius Medical Care Holdings, Inc. (“FMCH”), which has guaranteed the lease.  FMCH is the world’s leading service provider for individuals undergoing dialysis, operating more than 2,100 dialysis facilities in North America serving hundreds of thousands of patients. FMCH also manufactures and distributes a variety of dialysis products and equipment. For the fiscal year ending December 31, 2013, FMCH reported a net worth of $7.5 billion, net revenues of $9.4 billion and net income of $789 million. FMCH is a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a German partnership, whose shares are traded on the New York Stock Exchange under the symbol FMS and files reports with the SEC that are available online at www.sec.gov and on its corporate website at www.fmcna.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Company had acquired the property on January 1, 2013, the Company’s Real Estate Held for Investment would have increased by $2,375,000 and its Current Assets (cash) would have decreased by $2,375,000.

For the year ended December 31, 2013, Income from Operations would have increased $73,338 representing an increase in rental income of $169,448 and an increase in depreciation and amortization expense of $96,110.  For the six months ended June 30, 2014, Income from Operations would have increased $36,669, representing an increase in rental income of $84,724 and an increase in depreciation and amortization expense of $48,055.

The net effect of these pro forma adjustments would have caused Net Income to increase from $1,029,248 to $1,102,586 and from $527,304 to $563,973, which would have resulted in Net Income of $43.79 and $22.50 per LLC Unit outstanding for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required.  The property acquired represents less than 15% of the total assets of the Company as of September 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 24 LLC

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing Member

Date: September 16, 2014	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer